EXHIBIT 10.38



                   CERTIFICATE OF DESIGNATION, VOTING POWERS,

                     PREFERENCES AND RIGHTS OF THE SERIES OF

                             THE PREFERRED STOCK OF



                      LAS VEGAS ENTERTAINMENT NETWORK, INC.



                                To Be Designated

                            Series A Preferred Stock



Las Vegas Entertainment Network, Inc., a Delaware corporation (the "Corporation"), pursuant to its Certificate of Incorporation, as amended to date, and Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that the Board of Directors of the Corporation has duly adopted by unanimous written consent the following resolutions providing for the issuance by the Corporation of a series of Preferred Stock to be designated Series A Preferred Stock and to consist of One Million (1,000,000) shares:



                  "RESOLVED, that the Corporation is authorized to issue a series of Preferred Stock to be designated Series A Preferred Stock (the "Series A Preferred") to consist of One Million (1,000,000) shares; and



                  RESOLVED, that the powers and designations, preferences and rights, qualifications, limitations and restrictions on all of the Series A Preferred shall be as follows:



                           (a) Issuance. The series of the Preferred Stock designated "Series A Preferred" shall consist of One Million (1,000,000) shares. The Series A Preferred may be issued as partly paid shares in accordance with the provisions of
                  Section 156 of the Delaware General Corporation Law.



(b) Dividend Rights. The holders of the Series A Preferred shall not be entitled to receive any dividends or other distributions.



(c) Voting Rights. Each holder of the Series A Preferred shall be entitled to twenty (20) votes for each share of the Series A Preferred standing in

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                  the  name of the  holder  on the  stock  record  books  of the
                  Corporation on the record date for the determination of stockholders entitled to notice of and to vote at any annual or special meeting of the stockholders of the Corporation, but only as to (i) stock splits (including reverse stock splits) and repurchase programs, and (ii) (ii) any other matter or matters from time-to-time designated by the Company's Board of Directors. The holders of shares of the Series A Preferred, the holders of shares of the Corporation's common stock, par value $0.01 per share ("Common Stock"), and the holders of shares of any other class of capital stock of the Corporation which possess voting power shall vote together as a single class upon the foregoing.



                           (d) Rights on  Liquidation,  Dissolution  and Winding
                  Up. The liquidation, dissolution and winding up preference of each share of the Series A Preferred shall be an amount equal to the consideration actually paid thereon. The merger or consolidation of the Corporation into or with any other corporation or of any other corporation into or with the Corporation (other than a merger or consolidation with or into one or more wholly-owned subsidiaries), or a sale, transfer of lease of all or a substantial portion of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (d).



                           (e) Mandatory Conversation. In the event that the Corporation exercises the Option granted to it pursuant to that certain Option Agreement, dated as of June 30, 1997, by and between the Corporation and Nunzio P. DeSantis (the "Option Agreement"), each share of the Series A Preferred shall be converted into the number of shares of Common Stock determined in accordance with the provisions of Article I(a)(iii) of the Option Agreement.



                           (f) No Dilution or Impairment.  The Corporation shall
                  not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series A Preferred against dilution or impairment (for which adjustment is not otherwise provided herein).













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IN   WITNESS  WHEREOF,  Las Vegas  Entertainment  Network,  Inc. has caused this
     Certificate to be signed by Joseph A. Corazzi, its President, and Jehu Hand, its Assistant Secretary, this 15th day of January, 1998.





               Las Vegas Entertainment Network,
       Inc., a Delaware corporation







                      By:      /s/Joseph A. Corazzi
             Joseph A. Corazzi,

                                 President



        ATTEST:







        /S/ Jehu Hand

        Jehu Hand, Assistant

           Secretary



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                                  Schedule "B"



Upon mandatory conversion as provided in the Certificate of Designation,  Voting
     Powers, Preferences and Rights of the Series

        A Preferred, (i) the entire issue of Series A Preferred shall be converted into that number of restricted shares of LVEN Common Stock equal to
(a) eighty percent (80%) of the amount stated as the "fair" or "market" value of the Racetrack in a valuation report and/or fairness opinion commissioned by, and acceptable to the Board of Directors of, LVEN, and to be prepared by Houlihan Lokey & Associates (or another investment banking firm acceptable to Optionor if such firm for any reason is unable to prepare such valuation report), divided by
(b) the average  per share  closing  price of LVEN Common  Stock over the twenty
(20) trading days preceding the giving of the Exercise Notice, and (ii) LVEN shall pay to Optionor the sum of One Million Dollars ($1,000,000), and shall undertake the payment to Optionor of an additional Three Million Six Hundred Thousand Dollars ($3,600,000), payable monthly commencing in the month following such conversion, without interest accrual, in thirty-six (36) equal installments of One Hundred Thousand Dollars ($100,000) each.







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